Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-41534, 333-30008, 332-7706, 33-42954, 33-45054, 33-58835, 33-344953, 333-64466, 333-91242, 333-102088 and 333-104407 of Standex International Corporation on Form S-8 of our report dated September 6, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for goodwill) appearing in this Annual Report on Form 10-K of Standex International Corporation for the year ended June 30, 2004.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Boston, Massachusetts

September 9, 2004